Exhibit 21.1

SUBSIDIARIES OF RADIANT SYSTEMS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Radiant Payment Services, LLC	Georgia, USA
RetailEnterprise, LLC	Georgia, USA
estorelink.com, Inc.	Georgia, USA
Radiant Systems International, Inc.	Georgia, USA
Radiant Systems Limited	Thailand
Radiant Systems Central Europe, Inc.	Georgia, USA
Radiant Systems, s.r.o.	Czech Republic
Radiant Systems UK Limited	England and Wales
Radiant Systems Retail Solutions Pte Ltd.	Singapore
Radiant Systems Retail Solutions Private Limited	India
Radiant Systems Asia-Pacific Pty Ltd.	Australia
Radiant Systems Retail Solutions, S.L.	Spain
TCR Business Systems, Inc.	Texas, USA
Radiant Systems International S.e.n.c.	Luxembourg
Radiant Systems International 2 S.e.n.c.	Luxembourg
RADS International S.à r.l.	Luxembourg
Radiant Systems Retail Solutions SDN.DBH	Malaysia
Radiant Holdings PTY LTD.	Australia
Radiant Systems (Shanghai) Company, Ltd.	Shanghai, China
Radiant Systems GmbH	Austria
Orderman GmbH	Austria
Orderman Iberica, S.L.	Spain
Orderman UK Limited	England and Wales
Radiant Systems UK (II) Limited	England and Wales
Radiant Systems Limited	England and Wales
RADS Australia Holdings Pty Ltd	Australia
Quest Retail Technology Pty Ltd.	Australia
Orderman S.à r.l.	Luxembourg